AURIC METALLURGICAL LABS, LLC

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference of our name and work related to the Columbus Project in the Quarterly Report on Form 10-Q for the interim period ended March 31, 2013 to be filed by Ireland Inc. with the United States Securities and Exchange Commission.

Dated the 9th day of May, 2013.

AURIC METALLURGICAL LABS, LLC

/s/ Ahmet B. Altinay
Ahmet B. Altinay
For AuRIC Metallurgical Labs, LLC